EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Blum Holdings, Inc. is a holding company with the following subsidiaries:

•	Unrivaled Brands, Inc., a Nevada corporation (“Unrivaled”);
•	Black Oak Gallery, a California corporation (“Black Oak” or “Blüm Oakland”);
•	Blüm San Leandro, a California corporation (“Blüm San Leandro”)
•	2705 PFC, LLC, a Nevada limited liability company;
•	3242 Enterprises, Inc., a California corporation (“The Spot”);
•	3242 Holdings, LLC, a Nevada limited liability company;
•	Halladay Holding, LLC, a California limited liability company (“Halladay”);
•	People's First Choice, LLC, a California limited liability company (“Blüm OC”);
•	People's Costa Mesa, LLC, a California limited liability company; and
•	IVXX Gardens I, Inc., a California corporation.